EXHIBIT 99.2

Registered number: 04745677

MISSION-MEDIA LIMITED

DIRECTORS' REPORT AND FINANCIAL STATEMENTS

FOR THE PERIOD ENDED 31 DECEMBER 2017

Barnes Roffe LLP, Chartered Accountants
Charles Lake House, Claire Causeway, Crossways Business Park, Dartford, Kent, DA2 6QA
28 June 2018

MISSION-MEDIA LIMITED

COMPANY INFORMATION

Directors	Mrs N Stephenson Mr J Stephenson
Company secretary	J S Stephenson Esq
Registered number	04745677
Registered office	32 Shelton Street London WC2H 9JE
Independent auditors	Barnes Roffe LLP Chartered Accountants & Statutory Auditor Charles Lake House Claire Causeway Crossways Business Park Dartford Kent DA2 6QA
Bankers	Barclays Bank Plc 27 Soho Square London W1D 3QR
	Arbuthnot Latham & Co Limited Arbuthnot House 7 Wilson Street London EC2M 2SN

CONTENTS

STRATEGIC REPORT
FOR THE PERIOD ENDED 31 DECEMBER 2017

Introduction

The directors present their strategic report accompanying the financial statements for the period ended 31 December 2017.

Business review

The performance of the company for the period ended 31 December 2017 accorded with expectations and the directors view the financial position of the company at that date to be satisfactory. The company is expected to remain profitable in the current period to 31 December 2018.

Principal risks and uncertainties

The key business risks and uncertainties affecting the company are considered to relate to competition, the stability of the UK economy, and the strength or weakness of sterling against US dollar and Euro.

Financial key performance indicators

Given the straightforward nature of the business the company's directors are of the opinion that analysis using KPI's is not considered necessary for an understanding of the development, performance or position of the business.

This report was approved by the board on 28 June 2018 and signed on its behalf.

Mrs N Stephenson
Director

DIRECTORS' REPORT
FOR THE PERIOD ENDED 31 DECEMBER 2017

The directors present their report and the financial statements for the period ended 31 December 2017.

Directors' responsibilities statement

The directors are responsible for preparing the Strategic report, the Directors' report and the financial statements in accordance with applicable law and regulations.

Company law requires the directors to prepare financial statements for each financial year. Under that law the directors have elected to prepare the financial statements in accordance with applicable law and United Kingdom Accounting Standards (United Kingdom Generally Accepted Accounting Practice), including Financial Reporting Standard 102 'The Financial Reporting Standard applicable in the UK and Republic of Ireland'. Under company law the directors must not approve the financial statements unless they are satisfied that they give a true and fair view of the state of affairs of the company and of the profit or loss of the company for that period.

In preparing these financial statements, the directors are required to:

- select suitable accounting policies for the company's financial statements and then apply them consistently;
- make judgments and accounting estimates that are reasonable and prudent;
- prepare the financial statements on the going concern basis unless it is inappropriate to presume that the company will continue in business.

The directors are responsible for keeping adequate accounting records that are sufficient to show and explain the company's transactions and disclose with reasonable accuracy at any time the financial position of the company and to enable them to ensure that the financial statements comply with the Companies Act 2006. They are also responsible for safeguarding the assets of the company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

Results and dividends

The profit for the period, after taxation, amounted to £2,528,721 *(2016 - £420,196)*.

Dividends of £1,700,004 *(2016: £343,000)* were paid during the year.

Directors

The directors who served during the period were:

Mrs N Stephenson
Mr J Stephenson

Future developments

The company continues to trade profitably and to pursue opportunities to improve its performance and financial position.

DIRECTORS' REPORT (CONTINUED)
FOR THE PERIOD ENDED 31 DECEMBER 2017

Disclosure of information to auditors

Each of the persons who are directors at the time when this Directors' report is approved has confirmed that:

- so far as the director is aware, there is no relevant audit information of which the company's auditors are unaware, and
- the director has taken all the steps that ought to have been taken as a director in order to be aware of any relevant audit information and to establish that the company's auditors are aware of that information.

Post balance sheet events

There have been no significant events affecting the company since the year end.

Auditors

The auditors, Barnes Roffe LLP, will be proposed for reappointment in accordance with section 485 of the Companies Act 2006.

This report was approved by the board on 29 June 2018 and signed on its behalf.

Mrs N Stephenson
Director

INDEPENDENT AUDITORS' REPORT TO THE SHAREHOLDERS OF MISSION-MEDIA LIMITED

Opinion

We have audited the financial statements of Mission-Media Limited (the 'company') for the period ended 31 December 2017, which comprise the Statement of comprehensive income, the Balance sheet, the Statement of changes in equity and the related notes, including a summary of significant accounting policies. The financial reporting framework that has been applied in their preparation is applicable law and United Kingdom Accounting Standards, including Financial Reporting Standard 102 'The Financial Reporting Standard applicable in the UK and Republic of Ireland' (United Kingdom Generally Accepted Accounting Practice).

In our opinion the financial statements:

- give a true and fair view of the state of the company's affairs as at 31 December 2017 and of its profit for the period then ended;
- have been properly prepared in accordance with United Kingdom Generally Accepted Accounting Practice; and
- have been prepared in accordance with the requirements of the Companies Act 2006.

Basis for opinion

We conducted our audit in accordance with International Standards on Auditing (UK) (ISAs (UK)) and applicable law. Our responsibilities under those standards are further described in the Auditors' responsibilities for the audit of the financial statements section of our report. We are independent of the company in accordance with the ethical requirements that are relevant to our audit of the financial statements in the United Kingdom, including the Financial Reporting Council's Ethical Standard, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Conclusions relating to going concern

We have nothing to report in respect of the following matters in relation to which the ISAs (UK) require us to report to you where:

- the directors' use of the going concern basis of accounting in the preparation of the financial statements is not appropriate; or
- the directors have not disclosed in the financial statements any identified material uncertainties that may cast significant doubt about the company's ability to continue to adopt the going concern basis of accounting for a period of at least twelve months from the date when the financial statements are authorised for issue.

Other information

The directors are responsible for the other information. The other information comprises the information included in the Annual Report, other than the financial statements and our Auditors' report thereon. Our opinion on the financial statements does not cover the other information and, except to the extent otherwise explicitly stated in our report, we do not express any form of assurance conclusion thereon.

INDEPENDENT AUDITORS' REPORT TO THE SHAREHOLDERS OF MISSION-MEDIA LIMITED (CONTINUED)

In connection with our audit of the financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If we identify such material inconsistencies or apparent material misstatements, we are required to determine whether there is a material misstatement in the financial statements or a material misstatement of the other information. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact.

We have nothing to report in this regard.

Opinion on other matters prescribed by the Companies Act 2006

In our opinion, based on the work undertaken in the course of the audit:

- the information given in the Strategic report and the Directors' report for the financial period for which the financial statements are prepared is consistent with the financial statements; and
- the Strategic report and the Directors' report have been prepared in accordance with applicable legal requirements.

Matters on which we are required to report by exception

In the light of the knowledge and understanding of the company and its environment obtained in the course of the audit, we have not identified material misstatements in the Strategic report or the Directors' report.

We have nothing to report in respect of the following matters in relation to which the Companies Act 2006 requires us to report to you if, in our opinion:

- adequate accounting records have not been kept, or returns adequate for our audit have not been received from branches not visited by us; or
- the financial statements are not in agreement with the accounting records and returns; or
- certain disclosures of directors' remuneration specified by law are not made; or
- we have not received all the information and explanations we require for our audit.

Responsibilities of directors

As explained more fully in the Directors' responsibilities statement on page 2, the directors are responsible for the preparation of the financial statements and for being satisfied that they give a true and fair view, and for such internal control as the directors determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, the directors are responsible for assessing the company's ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the directors either intend to liquidate the company or to cease operations, or have no realistic alternative but to do so.

INDEPENDENT AUDITORS' REPORT TO THE SHAREHOLDERS OF MISSION-MEDIA LIMITED (CONTINUED)

Auditors' responsibilities for the audit of the financial statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an Auditors' report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs (UK) will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

A further description of our responsibilities for the audit of the financial statements is located on the Financial Reporting Council's website at: www.frc.org.uk/auditorsresponsibilities. This description forms part of our Auditors' report.

Use of our report

This report is made solely to the company's members, as a body, in accordance with Chapter 3 of Part 16 of the Companies Act 2006. Our audit work has been undertaken so that we might state to the company's members those matters we are required to state to them in an Auditors' report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the company's members, as a body, for our audit work, for this report, or for the opinions we have formed.

Mario Cientanni (Senior statutory auditor)
for and on behalf of
Barnes Roffe LLP
Chartered Accountants & Statutory Auditor
Charles Lake House
Claire Causeway
Crossways Business Park
Dartford
Kent
DA2 6QA

Date: 28 June 2018.

STATEMENT OF COMPREHENSIVE INCOME
FOR THE PERIOD ENDED 31 DECEMBER 2017

	Note	**17 Months Ended to 31 December 2017 £**	*12 Months Ended to 31 July 2016 £*
Turnover	4	**18,526,142**	*13,549,590*
Cost of sales		**(8,242,045)**	*(6,158,788)*
Gross profit		**10,284,097**	*7,390,802*
Administrative expenses		**(9,611,077)**	*(6,845,373)*
Other operating income	5	**2,510,551**	-
Operating profit	6	**3,183,571**	*545,429*
Interest receivable and similar income	10	**2,922**	-
Interest payable and expenses	11	**(7,907)**	*(8,732)*
Profit before tax		**3,178,586**	*536,697*
Tax on profit	12	**(649,865)**	*(116,501)*
Profit for the financial period		**2,528,721**	*420,196*

There were no recognised gains and losses for 2017 or 2016 other than those included in the statement of comprehensive income.

There was no other comprehensive income for 2017 (2016:£NIL).

The notes on pages 10 to 24 form part of these financial statements.

BALANCE SHEET
AS AT 31 DECEMBER 2017

	Note		31 December 2017 £		*As restated 31 July 2016 £*
Fixed assets					
Tangible assets	14		139,037		*228,413*
Current assets					
Work in progress	15	505,568		*287,636*	
Debtors	16	3,666,699		*3,585,879*	
Cash at bank and in hand	17	898,939		*178,971*	
		5,071,206		*4,052,486*	
Creditors: amounts falling due within one year	18	(3,947,400)		*(3,946,253)*	
Net current assets			1,123,806		*106,233*
Total assets less current liabilities			1,262,843		*334,646*
Creditors: amounts falling due after more than one year	19		(114,836)		*(4,538)*
Provisions for liabilities					
Deferred tax	22		(22,515)		*(32,633)*
Net assets			1,125,492		*297,475*
Capital and reserves					
Called up share capital	23		1,000		*1,070*
Capital redemption reserve			130		*60*
Profit and loss account			1,124,362		*296,345*
			1,125,492		*297,475*

The financial statements were approved and authorised for issue by the board and were signed on its behalf on 28 June 2018

Mrs N Stephenson
Director

The notes on pages 10 to 24 form part of these financial statements.

STATEMENT OF CHANGES IN EQUITY
FOR THE PERIOD ENDED 31 DECEMBER 2017

	Called up share capital	Capital redemption reserve	Profit and loss account	Total equity
	£	£	£	£
At 1 August 2016 (as previously stated)	1,070	60	349,488	350,618
Prior year adjustment	-	-	(53,143)	(53,143)
At 1 August 2016 (as restated)	1,070	60	296,345	297,475
Profit for the period	-	-	2,528,721	2,528,721
Dividends: Equity capital	-	-	(1,700,004)	(1,700,004)
Purchase of own shares	-	70	(700)	(630)
Shares redeemed during the period	(70)	-	-	(70)
At 31 December 2017	1,000	130	1,124,362	1,125,492

The notes on pages 10 to 24 form part of these financial statements.

STATEMENT OF CHANGES IN EQUITY
FOR THE PERIOD ENDED 31 JULY 2016

	Called up share capital	Capital redemption reserve	Profit and loss account	Total equity
	£	£	£	£
At 1 August 2015	1,070	60	445,741	446,871
Profit for the year	-	-	420,196	420,196
Dividends: Equity capital	-	-	(569,592)	(569,592)
At 31 July 2016	1,070	60	296,345	297,475

The notes on pages 10 to 24 form part of these financial statements.

1. General information

Mission-Media Limited is a private company limited by shares and is incorporated in England and Wales. Its registered office is at 32 Shelton Street, London, WC2H 9JE.

The company's principal activity continued to be that of public relations services.

2. Accounting policies

2.1 Basis of preparation of financial statements

The financial statements have been prepared under the historical cost convention unless otherwise specified within these accounting policies and in accordance with Financial Reporting Standard 102, the Financial Reporting Standard applicable in the UK and the Republic of Ireland and the Companies Act 2006.

The preparation of financial statements in compliance with FRS 102 requires the use of certain critical accounting estimates. It also requires management to exercise judgment in applying the company's accounting policies (see note 3).

The following principal accounting policies have been applied:

2.2 Financial reporting standard 102 - reduced disclosure exemptions

The company has taken advantage of the following disclosure exemptions in preparing these financial statements, as permitted by the FRS 102 "The Financial Reporting Standard applicable in the UK and Republic of Ireland":

- the requirements of Section 7 Statement of Cash Flows;
- the requirements of Section 3 Financial Statement Presentation paragraph 3.17(d);
- the requirements of Section 33 Related Party Disclosures paragraph 33.7.

This information is included in the consolidated financial statements of Mission-Media Holdings Limited as at 31 December 2017 and these financial statements may be obtained from 32 Shelton Street, London WC2H 9JE.

2. Accounting policies (continued)

2.3 Revenue

Revenue is recognised to the extent that it is probable that the economic benefits will flow to the company and the revenue can be reliably measured. Revenue is measured as the fair value of the consideration received or receivable, excluding discounts, rebates, value added tax and other sales taxes. The following criteria must also be met before revenue is recognised:

Rendering of services

Revenue from a contract to provide services is recognised in the period in which the services are provided in accordance with the stage of completion of the contract when all of the following conditions are satisfied:

- the amount of revenue can be measured reliably;
- it is probable that the company will receive the consideration due under the contract;
- the stage of completion of the contract at the end of the reporting period can be measured reliably; and
- the costs incurred and the costs to complete the contract can be measured reliably.

2.4 Tangible fixed assets

Tangible fixed assets under the cost model are stated at historical cost less accumulated depreciation and any accumulated impairment losses. Historical cost includes expenditure that is directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management.

Depreciation is charged so as to allocate the cost of assets less their residual value over their estimated useful lives, using the straight-line method.

Depreciation is provided on the following bases:

Short term leasehold property	- 33.3% straight line
Other fixed assets	- 20-33.3% straight line

The assets' residual values, useful lives and depreciation methods are reviewed, and adjusted prospectively if appropriate, or if there is an indication of a significant change since the last reporting date.

Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognised in the Statement of comprehensive income.

2.5 Work in progress

Work in progress rechargeable on completion is valued at the cost of work done at the year end. Provision is made for any foreseeable losses where appropriate. An element of profit is included in the valuation of work in progress, where it relates to expenses rechargeable at cost.

2. Accounting policies (continued)

2.6 Cash and cash equivalents

Cash is represented by cash in hand and deposits with financial institutions repayable without penalty on notice of not more than 24 hours. Cash equivalents are highly liquid investments that mature in no more than three months from the date of acquisition and that are readily convertible to known amounts of cash with insignificant risk of change in value.

2.7 Foreign currency translation

Functional and presentation currency

The company's functional and presentational currency is GBP.

Transactions and balances

Foreign currency transactions are translated into the functional currency using the spot exchange rates at the dates of the transactions.

At each period end foreign currency monetary items are translated using the closing rate. Non-monetary items measured at historical cost are translated using the exchange rate at the date of the transaction and non-monetary items measured at fair value are measured using the exchange rate when fair value was determined.

Foreign exchange gains and losses that relate to borrowings and cash and cash equivalents are presented in the Statement of comprehensive income within 'finance income or costs'. All other foreign exchange gains and losses are presented in the Statement of comprehensive income within 'other operating income'.

2.8 Dividends

Equity dividends are recognised when they become legally payable. Interim equity dividends are recognised when paid. Final equity dividends are recognised when approved by the shareholders at an annual general meeting. Dividends on shares recognised as liabilities are recognised as expenses and classified within interest payable.

2.9 Leased assets: the company as lessee

Assets obtained under hire purchase contracts and finance leases are capitalised as tangible fixed assets. Assets acquired by finance lease are depreciated over the shorter of the lease term and their useful lives. Assets acquired by hire purchase are depreciated over their useful lives. Finance leases are those where substantially all of the benefits and risks of ownership are assumed by the company. Obligations under such agreements are included in creditors net of the finance charge allocated to future periods. The finance element of the rental payment is charged to the Statement of comprehensive income so as to produce a constant periodic rate of charge on the net obligation outstanding in each period.

2. Accounting policies (continued)

2.10 Pensions

Defined contribution pension plan

The company operates a defined contribution plan for its employees. A defined contribution plan is a pension plan under which the company pays fixed contributions into a separate entity. Once the contributions have been paid the company has no further payment obligations.

The contributions are recognised as an expense in the Statement of comprehensive income when they fall due. Amounts not paid are shown in accruals as a liability in the Balance sheet. The assets of the plan are held separately from the company in independently administered funds.

2.11 Provisions for liabilities

Provisions are made where an event has taken place that gives the company a legal or constructive obligation that probably requires settlement by a transfer of economic benefit, and a reliable estimate can be made of the amount of the obligation.

Provisions are charged as an expense to the Statement of comprehensive income in the year that the company becomes aware of the obligation, and are measured at the best estimate at the Balance sheet date of the expenditure required to settle the obligation, taking into account relevant risks and uncertainties.

When payments are eventually made, they are charged to the provision carried in the Balance sheet.

2.12 Current and deferred taxation

The tax expense for the period comprises current and deferred tax. Tax is recognised in the Statement of comprehensive income, except that a charge attributable to an item of income and expense recognised as other comprehensive income or to an item recognised directly in equity is also recognised in other comprehensive income or directly in equity respectively.

The current income tax charge is calculated on the basis of tax rates and laws that have been enacted or substantively enacted by the balance sheet date in the countries where the company operates and generates income.

Deferred tax balances are recognised in respect of all timing differences that have originated but not reversed by the Balance sheet date, except that:

- The recognition of deferred tax assets is limited to the extent that it is probable that they will be recovered against the reversal of deferred tax liabilities or other future taxable profits; and
- Any deferred tax balances are reversed if and when all conditions for retaining associated tax allowances have been met.

Deferred tax balances are not recognised in respect of permanent differences except in respect of business combinations, when deferred tax is recognised on the differences between the fair values of assets acquired and the future tax deductions available for them and the differences between the fair values of liabilities acquired and the amount that will be assessed for tax. Deferred tax is determined using tax rates and laws that have been enacted or substantively enacted by the balance sheet date.

3. Judgments in applying accounting policies and key sources of estimation uncertainty

a) Critical judgments in applying the company's accounting policies:

There were no significant judgments exercised by management in the preparation of the financial statements.

b) Key accounting estimates and assumptions:

- The company has made key assumptions regarding the useful economic life of tangible fixed assets and this is further described in note 2.4 of the accounting policies.

- The valuation of work in progress at the period end to include an estimate of the anticipated margin measured by reference to the amounts likely to be chargeable to the customers, less a suitable allowance to recognise the uncertainties remaining in the completion of the company's obligations. This is further described in note 2.5 of the accounting policies.

4. Turnover

The whole of the turnover is attributable to the company's principal activity.

Analysis of turnover by country of destination:

	17 Months Ended to 31 December 2017 £	*12 Months Ended to 31 July 2016 £*
United Kingdom	**15,392,763**	*10,322,393*
Rest of the world	**3,133,379**	*3,227,197*
	18,526,142	*13,549,590*

5. Other operating income

	17 Months Ended to 31 December 2017 £	*12 Months Ended to 31 July 2016 £*
Other operating income	**2,510,551**	-

6. Operating profit

The operating profit is stated after charging:

	17 Months Ended to 31 December 2017 £	*12 Months Ended to 31 July 2016 £*
Depreciation of tangible fixed assets	**136,145**	*107,916*
Exchange differences	**(20,503)**	*53,101*
Defined contribution pension cost	**33,507**	*31,578*

7. Auditors' remuneration

	17 Months Ended to 31 December 2017 £	*12 Months Ended to 31 July 2016 £*
Fees payable to the company's auditor and its associates for the audit of the company's annual accounts	**10,700**	*8,750*
Fees payable to the company's auditor and its associates in respect of:		
All other services	**33,673**	*29,726*

NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD ENDED 31 DECEMBER 2017

8. Employees

Staff costs, including directors' remuneration, were as follows:

	17 Months Ended to 31 December 2017 £	*12 Months Ended to 31 July 2016 £*
Wages and salaries	6,452,315	*4,777,861*
Social security costs	644,700	*483,931*
Cost of defined contribution scheme	33,507	*31,578*
	7,130,522	*5,293,370*

The average monthly number of employees, including the directors, during the period was as follows:

	17 Months Ended to 31 December 2017 No.	*12 Months Ended to 31 July 2016 No.*
	90	*99*

9. Directors' remuneration

	17 Months Ended to 31 December 2017 £	*12 Months Ended to 31 July 2016 £*
Directors' emoluments	45,333	*34,607*
Company contributions to defined contribution pension schemes	287	*-*
	45,620	*34,607*

During the period retirement benefits were accruing to 2 directors *(2016 - NIL)* in respect of defined contribution pension schemes.

10. Interest receivable

	17 Months Ended to 31 December 2017 £	*12 Months Ended to 31 July 2016 £*
Other interest receivable	**2,922**	*-*

11. Interest payable and similar expenses

	17 Months Ended to 31 December 2017 £	*12 Months Ended to 31 July 2016 £*
Bank interest payable	**6,710**	*5,360*
Finance leases and hire purchase contracts	**1,197**	*3,372*
	7,907	*8,732*

12. Taxation

	17 Months Ended to 31 December 2017 £	*12 Months Ended to 31 July 2016 £*
Corporation tax		
Current tax on profits for the year	**645,458**	*129,708*
Adjustments in respect of previous periods	**14,525**	*-*
Total current tax	**659,983**	*129,708*
Deferred tax		
Origination and reversal of timing differences	**(10,118)**	*(13,207)*
Total deferred tax	**(10,118)**	*(13,207)*
Taxation on profit on ordinary activities	**649,865**	*116,501*

12. Taxation (continued)

Factors affecting tax charge for the period/year

The tax assessed for the period/year is higher than *(2016 - higher than)* the standard rate of corporation tax in the UK of 20% / 19% *(2016 - 20%)*. The differences are explained below:

	17 Months Ended to 31 December 2017 £	*As restated 12 Months Ended to 31 July 2016 £*
Profit on ordinary activities before tax	**3,178,586**	*536,697*
Profit on ordinary activities multiplied by standard rate of corporation tax in the UK of 20% / 19% (2016 - 20%)	**603,931**	*107,339*
Effects of:		
Expenses not deductible for tax purposes, other than goodwill amortisation and impairment	**10,432**	*9,037*
Depreciation for period/year in excess of capital allowances	**15,511**	*13,332*
Adjustments to tax charge in respect of prior periods	**14,525**	-
Deferred tax increase/(decrease)	**(10,118)**	*(13,207)*
Change in tax rates	**15,584**	-
Total tax charge for the period/year	**649,865**	*116,501*

Factors that may affect future tax charges

There were no factors that may affect future tax charges.

13. Dividends

	31 December 2017 £	*31 July 2016 £*
Dividends	**1,700,004**	*569,592*

14. Tangible fixed assets

	Short-term leasehold property £	Computer equipment £	Motor vehicles £	Fixtures, Fittings & Equipment £	Total £
Cost or valuation					
At 1 August 2016	37,596	230,644	28,448	278,707	575,395
Additions	-	48,600	-	6,047	54,647
Disposals	-	(22,387)	-	-	(22,387)
At 31 December 2017	37,596	256,857	28,448	284,754	607,655
Depreciation					
At 1 August 2016	627	159,804	25,923	160,628	346,982
Charge for the period on owned assets	5,326	60,408	2,337	68,074	136,145
Disposals	-	(14,509)	-	-	(14,509)
At 31 December 2017	5,953	205,703	28,260	228,702	468,618
Net book value					
At 31 December 2017	31,643	51,154	188	56,052	139,037
At 31 July 2016	*36,969*	*70,840*	*2,525*	*118,079*	*228,413*

The net book value of land and buildings may be further analysed as follows:

	31 December 2017 £	*31 July 2016 £*
Short leasehold	31,643	*36,969*

14. Tangible fixed assets (continued)

The net book value of assets held under finance leases or hire purchase contracts, included above, is as follows:

	31 December 2017 £	31 July 2016 £
Computer equipment	-	12,956

15. Work in progress

	31 December 2017 £	31 July 2016 £
Work in progress	505,568	287,636

16. Debtors

	31 December 2017 £	As restated 31 July 2016 £
Due after more than one year		
Amounts owed by group undertakings	114,837	-
Other debtors	62,514	62,514
	177,351	62,514
Due within one year		
Trade debtors	1,827,273	2,092,115
Amounts owed by group undertakings	1,162,925	927,273
Other debtors	219,310	282,394
Prepayments and accrued income	279,840	221,583
	3,666,699	3,585,879

NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD ENDED 31 DECEMBER 2017

17. Cash and cash equivalents

	31 December 2017 £	*31 July 2016 £*
Cash at bank and in hand	**898,939**	*178,971*
Less: bank overdrafts	**(537)**	-
	898,402	*178,971*

18. Creditors: Amounts falling due within one year

	31 December 2017 £	*As restated 31 July 2016 £*
Bank overdrafts	**537**	-
Bank loans	**64,378**	-
Trade creditors	**1,797,118**	*1,519,934*
Amounts owed to group undertakings	-	*70,072*
Corporation tax	**632,172**	*398,270*
Other taxation and social security	**215,898**	*506,675*
Obligations under finance lease and hire purchase contracts	**4,395**	*8,615*
Other creditors	**10,010**	*29,927*
Accruals and deferred income	**1,222,892**	*1,412,760*
	3,947,400	*3,946,253*

Hire purchase liabilities are secured against the assets to which they relate.

19. Creditors: Amounts falling due after more than one year

	31 December 2017 £	*31 July 2016 £*
Bank loans	**114,836**	-
Net obligations under finance leases and hire purchase contracts	-	*4,538*
	114,836	*4,538*

20. Loans

Analysis of the maturity of loans is given below:

	31 December 2017 £	*31 July 2016 £*
Amounts falling due within one year		
Bank loans	**64,378**	-
Amounts falling due 2-5 years		
Bank loans	**114,836**	-
	179,214	-

Bank loans are secured by way of a floating charge over all assets of the company.

21. Hire purchase and finance leases

Minimum lease payments under hire purchase fall due as follows:

	31 December 2017 £	*31 July 2016 £*
Within one year	**4,395**	*8,615*
Between 1-5 years	-	*4,538*
	4,395	*13,153*

22. Deferred taxation

	2017 £	*2016 £*
At beginning of year	**32,633**	*45,840*
Charged to profit or loss	**(10,118)**	*(13,207)*
At end of year	**22,515**	*32,633*

22. Deferred taxation (continued)

The provision for deferred taxation is made up as follows:

	31 December 2017 £	*31 July 2016 £*
Accelerated capital allowances	**22,515**	*32,633*

23. Share capital

	31 December 2017 £	*31 July 2016 £*
Allotted, called up and fully paid		
800 Ordinary 'A' shares of £1 each	**800**	*800*
100 Ordinary 'B' shares of £1 each	**100**	*100*
100 Ordinary 'C' shares of £1 each	**100**	*100*
10 Ordinary 'D' shares of £1 each	-	*10*
10 Ordinary 'E' shares of £1 each	-	*10*
10 Ordinary 'F' shares of £1 each	-	*10*
10 Ordinary 'H' shares of £1 each	-	*10*
10 Ordinary 'J' shares of £1 each	-	*10*
10 Ordinary 'K' shares of £1 each	-	*10*
10 Ordinary 'L' shares of £1 each	-	*10*
	1,000	*1,070*

On 31 December 2017, the company bought back 10 Ordinary D £1 shares, 10 Ordinary E £1 shares, 10 Ordinary F £1 shares,10 Ordinary H £1 shares,10 Ordinary J £1 shares,10 Ordinary K £1 shares and 10 Ordinary L £1 shares for £10 per share.

24. Prior year adjustment

During the period, an error was identified in relation to the prior year foreign exchange movement. A prior year adjustment has been made which has decreased opening profit and loss reserves by £53,143.

25. Pension commitments

The company operates a defined contribution pension scheme. The assets of the scheme are held separately from those of the company in an independently administered fund. The pension cost charge represents contributions payable by the company to the fund and amounted to £33,507 *(2016: £29,495)*. At the 31 December 2017 an amount of £4,380 *(2016: £5,735)* was owing to the pension scheme.

NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD ENDED 31 DECEMBER 2017

26. Commitments under operating leases

At 31 December 2017 the company had future minimum lease payments under non-cancellable operating leases as follows:

	31 December 2017 £	*31 July 2016 £*
Land and buildings		
Not later than 1 year	**491,397**	*278,520*
Later than 1 year and not later than 5 years	**1,965,588**	*1,026,327*
Later than 5 years	**1,965,588**	-
	4,422,573	*1,304,847*

	31 December 2017 £	*31 July 2016 £*
Other		
Not later than 1 year	**9,588**	*9,588*
Later than 1 year and not later than 5 years	**4,571**	*26,374*
	14,159	*35,962*

27. Related party transactions

Battersea Pie Station (Covent Garden) Limited has common directors to the company. At the period end the company was owed £Nil (*2016: £86,656*).

Included within other debtors due within one year was an amount of £27,500 (*2016: £27,500*) owed to the company by a close family member of a director.

A director has provided personal guarantees for the liabilities of the company totaling £110,000.

During the period key management remuneration was £817,721 *(2016: £462,669).*

28. Ultimate parent and controlling party

The parent undertaking of the company is Mission-Media Holdings Limited. There is no ultimate controlling party.

DETAILED PROFIT AND LOSS ACCOUNT
FOR THE PERIOD ENDED 31 DECEMBER 2017

	17 Months ended to 31 December 2017 £	*12 Months ended to 31 July 2016 £*
Turnover	18,526,142	*13,549,590*
Cost Of Sales	(8,242,045)	*(6,158,788)*
Gross profit	10,284,097	*7,390,802*
Gross profit %	55.5 %	*54.5 %*
Other operating income	2,510,551	-
Less: overheads		
Administration expenses	(8,739,699)	*(6,512,867)*
Establishment expenses	(871,378)	*(332,506)*
Operating profit	3,183,571	*545,429*
Interest receivable	2,922	-
Interest payable	(7,907)	*(8,732)*
Profit for the period/year	3,178,586	*536,697*

SCHEDULE TO THE DETAILED ACCOUNTS
FOR THE PERIOD ENDED 31 DECEMBER 2017

	17 Months ended to 31 December 2017 £	*12 Months ended to 31 July 2016 £*
Turnover		
Sales - UK	**15,392,763**	*10,322,393*
Sales - Rest of world	**3,133,379**	*3,227,197*
	18,526,142	*13,549,590*

	17 Months ended to 31 December 2017 £	*12 Months ended to 31 July 2016 £*
Cost of sales		
Opening work in progress	**287,636**	*317,660*
Closing work in progress	**(505,568)**	*(287,636)*
Purchases	**8,459,977**	*6,128,764*
	8,242,045	*6,158,788*

	17 Months ended to 31 December 2017 £	*12 Months ended to 31 July 2016 £*
Other operating income		
Insurance payout received on claim	**2,510,551**	-

SCHEDULE TO THE DETAILED ACCOUNTS
FOR THE PERIOD ENDED 31 DECEMBER 2017

	17 Months ended to 31 December 2017 £	*12 Months ended to 31 July 2016 £*
Administration expenses		
Directors' salaries	**45,333**	*32,000*
Directors' benefits	**-**	*2,607*
Directors' pension costs	**287**	*-*
Staff salaries	**6,406,982**	*4,743,254*
National insurance	**644,700**	*483,931*
Staff pension	**33,220**	*31,578*
Staff training	**142,052**	*62,159*
Staff welfare	**40,548**	*29,959*
Entertainment	**107,710**	*85,823*
Hotels, travel and subsistence	**163,298**	*131,939*
Consultancy	**139,330**	*105,588*
Printing and stationery	**66,146**	*50,429*
Books, newspapers and magazines	**21,344**	*12,256*
Telephone and fax	**61,680**	*36,643*
Computer costs	**102,335**	*91,951*
Use of home as office	**-**	*1,800*
New business development	**156,038**	*108,029*
Trade subscriptions	**117,337**	*89,981*
Legal and professional	**33,391**	*42,734*
Auditors' remuneration	**10,700**	*8,750*
Accountancy and bookkeeping fees	**37,773**	*29,726*
Equipment hire	**-**	*545*
Bank charges	**4,139**	*8,906*
Bad debts	**112,156**	*52,641*
Difference on foreign exchange	**(20,503)**	*53,101*
Sundry expenses	**45,788**	*16,728*
Light and heat	**32,816**	*(7,305)*
Cleaning	**41,259**	*21,995*
Insurances	**(4,530)**	*41,956*
Repairs and maintenance	**70,035**	*35,247*
Depreciation of plant and machinery	**133,808**	*102,143*
Depreciation of motor vehicles	**2,337**	*5,773*
(Profit) /loss on sale of tangible assets	**(7,810)**	*-*
	8,739,699	*6,512,867*

SCHEDULE TO THE DETAILED ACCOUNTS
FOR THE PERIOD ENDED 31 DECEMBER 2017

	17 Months ended to 31 December 2017	*12 Months ended to 31 July 2016*
	£	*£*
Establishment		
Rent and rates	**871,378**	*332,506*

	17 Months ended to 31 December 2017	*12 Months ended to 31 July 2016*
	£	*£*
Interest receivable		
Other interest receivable	**2,922**	-

	17 Months ended to 31 December 2017	*12 Months ended to 31 July 2016*
	£	*£*
Interest payable		
Bank overdraft interest payable	**3,788**	*5,275*
Bank loan interest payable	**2,922**	*85*
Hire purchase interest payable	**1,197**	*3,372*
	7,907	*8,732*